Exhibit 4.1

AUDITOR’S CONSENT

We hereby consent to the use in this Registration Statement on Form F-80 of First Quantum Minerals Ltd. of our report dated March 6, 2012 relating to the financial statements of First Quantum Minerals Ltd., which comprise the consolidated balance sheets as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statements of earnings, comprehensive income, cash flows and changes in shareholders’ equity for the years ended December 31, 2011 and December 31, 2010, incorporated by reference in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Vancouver, British Columbia

January 9, 2013